UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 29, 2019

ACTUANT CORPORATION
(Exact name of Registrant, as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

N86 W12500 WESTBROOK CROSSING
MENOMONEE FALLS, WISCONSIN 53051

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (262) 293-1500

Former name or address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17  CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 29, 2019, Actuant Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, the foreign subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, Bank of America, N.A., SunTrust Bank, and PNC Bank, National Association, as Co-Syndication Agents and BMO Harris Bank, N.A., as Documentation Agent.

The Credit Agreement provides for a $400 million revolving credit facility, with a sublimit of $200 million for borrowings denominated in euros, Pounds Sterling or other mutually acceptable foreign currencies, and a $200 million term loan. The Credit Agreement also provides for a $300 million expansion option, which may be increased by up to an additional $200 million to the extent of any repayment of the term loan, which may be exercised by the Company subject to certain conditions. Borrowings under both the revolving credit facility and the term loan will mature on March 29, 2024. Borrowings under the Credit Agreement are secured by substantially all personal property assets of the Company and its domestic subsidiary guarantors (other than certain specified excluded assets) and certain equity interests owned by the foreign law pledgors.  The $200 million term loan is required to be repaid in principal installments of $1.25 million per quarter beginning on August 31, 2019, increasing to $2.5 million per quarter beginning on May 31, 2020, increasing to $3.75 million per quarter beginning on May 31, 2021, and increasing to $5.0 million per quarter beginning on May 31, 2022, with the remaining balance due at maturity.

Borrowings under the Credit Agreement initially bear interest at LIBOR plus 1.625%. The interest rate spreads above LIBOR or the base rate are subject to adjustments based on the Company’s net leverage ratio, ranging from 1.125% to 2.00% in the case of loans bearing interest at LIBOR and from 0.125% to 1.00% in the case of loans bearing interest at the base rate. In addition, a non-use fee is payable quarterly on the average unused revolving credit facility ranging from 0.15% to 0.30% per annum, based on the Company’s net leverage ratio.

The Credit Agreement contains customary limits and restrictions concerning investments, sales of assets, liens on assets, dividends and other payments but permits the sale of the Engineered Components Systems business without lender consent subject to certain conditions. The two financial covenants included are a maximum net leverage ratio of 3.75:1.00 and a minimum interest coverage ratio of 3.50:1.00, in each case subject to adjustment in connection with certain transactions, including reduction of the minimum interest coverage ratio to 3.00:1.00 for any fiscal quarter ending within 12 months after the sale of the Engineered Components Systems business.

The Credit Agreement contains events of default including, but not limited to, the following: failure to pay outstanding principal or interest when due, failure of applicable representations or warranties to be correct in any material respects, failure to perform any other term, covenant or agreement and such failure is not remedied after notice of such failure within the applicable grace period with respect thereto, if any, a cross-default with other debt in certain circumstances, certain defaults upon obligations under the Employee Retirement Income Security Act, bankruptcy and other insolvency events, material judgments, and certain changes of control of the Company.  If an event of default occurs and is continuing, the lenders may, among other things, terminate their obligations thereunder and require the Company to repay all amounts under the Credit Agreement.

The Credit Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.  The foregoing description of the Credit Agreement is qualified in its entirety to the terms of the Credit Agreement.

Item 1.02                          Termination of Material Definitive Agreement.

In connection with its entry into the Credit Agreement, on March 29, 2019, the Company terminated and repaid all indebtedness outstanding under the Fifth Amended and Restated Credit Agreement, dated as of May 8, 2015, as amended (the “Prior Credit Agreement”), by and among the Company, the foreign subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as agent.  The Prior Credit Agreement provided for a $300 million revolving credit facility and a $300 million term loan facility.  Borrowings under the Prior Credit Facility were scheduled to fully mature on May 8, 2020.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01                          Financial Statements and Exhibits.

(d)            Exhibits

Exhibit 99.1 Exhibit 10.1
Press Release dated April 1, 2019

Credit Agreement dated as of March 29, 2019 by and among Actuant Corporation, the foreign subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, Bank of America, N.A., SunTrust Bank, and PNC Bank, National Association, as Co-Syndication Agents and BMO Harris Bank, N.A., as Documentation Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:          April 1, 2019

ACTUANT CORPORATION

By:	/s/ Fabrizio Rasetti
Fabrizio Rasetti
Executive Vice President, General Counsel and Secretary

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